Exhibit 10.2

Compensation Summary

(As reported in The Hershey Company’s

Current Report on Form 8-K, filed February 15, 2008)

On February 12, 2008, the Compensation and Executive Organization Committee (“Committee”) of our Board of Directors approved 2008 incentive compensation awards for certain of the executive officers who were named in the Summary Compensation Table of our 2007 Proxy Statement (“named executive officers”). Three of these officers retired or terminated their employment with the Company in 2007. Richard H. Lenny retired as Chairman of the Board of Directors, and Marcella K. Arline retired as Chief People Officer, effective December 31, 2007. Thomas K. Hernquist resigned as an executive officer on December 4, 2007 and discontinued active employment with the Company on December 31, 2007. Of the two remaining named executive officers, David J. West was elected President of the Company on October 2, 2007 and Chief Executive Officer effective December 1, 2007, and J. P. Bilbrey was elected Senior Vice President, President Hershey North America on December 4, 2007.

The independent members of our Board of Directors also approved certain compensation for Mr. West, as well as the adoption or amendment of certain plans and agreements, on February 13, 2008, all as more fully described below.

Special Performance Stock Unit (PSU) Retention Award. The Committee approved a special contingent target award of PSUs (“special award”) under our Equity and Incentive Compensation Plan (“Incentive Plan”) for executive officers, including Mr. Bilbrey, who received contingent target PSUs for the 2007-2009 performance cycle, and recommended to the independent directors as a group that Mr. West receive a special award as he also was a recipient of PSUs for the 2007-2009 performance cycle. PSU awards are based upon a percentage of the named executive officer’s base salary and are earned, if at all, upon the Company’s achievement of certain performance objectives over the performance cycle. The special award was made to aid in retention of these executive officers as the potential retention value of the 2007-2009 PSUs is diminished in light of the Company’s 2007 financial performance.

The special award creates a two-year, 2008-2009 performance cycle under which eligible executives received contingent target awards equal to two-thirds of the target value of the PSU award for the 2007-2009 performance cycle. The performance objective for the 2008-2009 performance cycle is the Company’s two-year compound annual growth in absolute diluted earnings per share from operations measured against an internal target. The total performance score can range from a minimum of 0% to a maximum of 150%. Upon completion of the performance cycle, an award will be paid on the basis of the number of PSUs originally awarded to the executive, the Company’s performance against the performance objectives for the cycle and the value per unit, which is determined at the conclusion of the cycle based upon the average of the daily closing prices of our Common Stock on the New York Stock Exchange in December of the final year of the cycle. To prevent the possible payment of a duplicate award to any executive under the 2007-2009 and 2008-2009 performance cycles, the amount of any PSUs earned by an executive under the 2007-2009 performance cycle will reduce the total PSUs earned by that executive under the 2008-2009 special award (but not below zero). Awards will be paid only in shares of our Common Stock. The independent directors as a group approved the Committee’s recommended contingent target PSU award for Mr. West on February 13, 2008.

As a condition to receiving the special award, Mr. Bilbrey and other executive officers (excluding Mr. West) will be required to sign an Executive Confidentiality and Restrictive Covenant Agreement (“ECRCA”), approved by the Board on February 13, 2008, prohibiting the executive from: (i) disclosing the Company’s confidential information at any time during or following the executive’s employment with the Company; (ii) competing with the Company in any geographic area in which the Company does business in the domestic and worldwide confectionery, snack, better-for-you, balanced nutrition and chocolate-related grocery products businesses at any time during the executive’s employment with the Company and for a period of 12 months following termination of the executive’s employment; and (iii) recruiting or soliciting the Company’s employees, or disparaging the Company’s reputation in any way, at any time during the executive’s employment with the Company and for a period of 12 months following termination of the executive’s employment. The ECRCA contains certain exceptions to these restrictions that are customary in agreements of this type. The ECRCA will be filed as an exhibit to our Quarterly Report on Form 10-Q for the first quarter of 2008.

Mr. West was not required to sign the ECRCA because he continues to be bound by the non-disclosure, non-competition, non-solicitation and non-disparagement provisions of the Amended and Restated Executive Employment Agreement (“Executive Employment Agreement”) between him and the Company, dated as of October 2, 2007. Mr. West’s Executive Employment Agreement will be filed as an exhibit to the Company’s 2007 Annual Report on Form 10-K. Each of the executive officers (including Messrs. West and Bilbrey) also will continue to be bound by the terms of the Long-Term Incentive Program Participation Agreement, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K on February 18, 2005.

Amendment to Executive Benefits Protection Plan (Group 3A). On February 13, 2008, our Board approved an amendment to the Company’s Executive Benefits Protection Plan (Group 3A) (“Group 3A Plan”) that would reduce the Lump-Sum Severance Payment payable to an eligible participant whose employment with the Company is terminated as the result of a Change in Control from three-times the sum of Annual Base Salary and Annual Incentive Pay to two-times the sum of Annual Base Salary and Annual Incentive Pay. Capitalized terms used herein shall have the meanings ascribed to them in the Group 3A Plan. The Group 3A Plan, Amended and Restated as of October 2, 2007, will be filed as an exhibit to the Company’s 2007 Annual Report on Form 10-K. The Group 3A Plan containing the amendment described above will be filed as an exhibit to our Quarterly Report on Form 10-Q for the first quarter of 2008.

Amendment to Mr. West’s Executive Employment Agreement. The Board and Mr. West agreed on February 13, 2008 to amend Mr. West’s Executive Employment Agreement to conform the agreement to the changes to the Group 3A Plan described above. The amendment will be filed as an exhibit to our Quarterly Report on Form 10-Q for the first quarter of 2008.

At its meeting on February 12, 2008, the Committee also approved or recommended the following incentive compensation awards for executive officers:

2008 Annual Incentive Program (AIP) Target Awards. The Committee approved 2008 contingent target awards for our executive officers including Mr. Bilbrey, and recommended to the independent directors as a group a 2008 contingent target award for Mr. West, under the annual incentive program (“AIP”) of the Incentive Plan. The final award, if any, will be calculated as the product of the executive officer’s base salary, applicable target percentage and a corporate performance score reflecting the Company’s achievement of certain growth objectives in 2008. These corporate growth objectives are based upon the Company’s diluted earnings per share from operations (weighted 40%), consolidated net sales (weighted 40%) and free cash flow (weighted 20%). The target percentage of base salary used in the 2008 AIP contingent target award for Mr. Bilbrey is 65% and the target for Mr. West is 100%. The independent directors as a group approved the Committee’s recommended 2008 AIP contingent target award for Mr. West on February 13, 2008.

Performance Stock Units (PSUs) for the 2008-2010 Cycle. The Committee also approved contingent target awards of PSUs under the Incentive Plan for our executive officers including Mr. Bilbrey, and recommended to the independent directors as a group a contingent target award of PSUs for Mr. West, for the 2008-2010 PSU performance cycle. The performance objectives for the 2008-2010 performance cycle are the Company’s three-year compound annual growth in absolute diluted earnings per share from operations measured against an internal target and the Company’s relative total stockholder return (“TSR”) over the three-year cycle versus the three-year compound annual growth in TSR of a peer group of companies we identified in our 2007 proxy statement as the “financial peer group.” The total performance score can range from a minimum of 0% to a maximum of 250% based upon each of the performance measurements having a 50% weighted value in the formula. Upon completion of the performance cycle, an award will be paid on the basis of the number of PSUs originally awarded to the executive, the Company’s performance against the performance objectives for the cycle and the value per unit, which is determined at the conclusion of the cycle based upon the average of the daily closing prices of our Common Stock on the New York Stock Exchange in December of the final year of the cycle. Awards will be paid only in shares of our Common Stock. The independent directors as a group approved the Committee’s recommended contingent target PSU award for Mr. West on February 13, 2008.

Stock Option Awards. The Committee approved stock option awards under the Incentive Plan for our executive officers other than Mr. West, and recommended to the independent directors as a group a stock option award to Mr. West, all such awards to be effective February 13, 2008. The independent directors as a group approved the grant of stock options to Mr. West on February 13, 2008. All such awards were made subject to the Incentive Plan and the Terms and Conditions of Nonqualified Stock Option Awards, which will be filed as an exhibit to the Company’s 2007 Annual Report on Form 10-K.

Additional information regarding the compensation of the Company’s executive officers will be provided in the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders, which will be filed in March 2008.